                                                                   Exhibit 10.15

                              EMPLOYMENT AGREEMENT
                              --------------------

EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 1st day of June, 2000, between Prodigy Communications Corporation, a Delaware corporation (the "Company"), with its principal place of business at 44 South Broadway, White Plains, New York 10601, and David Trachtenberg, residing at 146 Post Office Rd., South Salem, NY 10590 (the "Executive").

        WHEREAS, the Company has entered into an agreement dated November 19, 1999 with SBC Communications Inc. (the "Investment Agreement") pursuant to which SBC will acquire an indirect equity interest in the Company on the Closing Date (as defined in the Investment Agreement); and

        WHEREAS, the Company desires to continue to employ the Executive as President and Chief Operating Officer of the Company and of Prodigy Communications Limited Partnership, and the Executive desires to be employed in that capacity following the Closing Date on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.      TERM OF EMPLOYMENT.

        The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts employment with the Company and with Prodigy Communications Limited Partnership, upon the terms set forth in this Agreement, for the period commencing on the Closing Date (the "Commencement Date"), and ending on December 31, 2001 (the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4.

2.      TITLE; CAPACITY.

        The Executive shall serve as President and Chief Operating Officer of the Company and of Prodigy Communications Limited Partnership. The Executive shall be based in White Plains, New York or such other place as the Board of Directors of the Company (the "Board") shall determine. The Executive shall report to and be subject to the supervision of, and shall have such authority as is delegated to Executive by the Company's Chief Executive Officer.

        The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position, and such other duties and responsibilities as the Chief Executive Officer shall from time to time assign to the Executive. The Executive shall devote Executive's entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Executive shall abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3.      COMPENSATION AND BENEFITS.

        3.1 SALARY. The Company shall pay the Executive, in accordance with its normal payroll practices, an annual base salary of $237,440 commencing on the Commencement Date. Based on performance, such salary shall be subject to increase consistent with existing merit increase guidelines.

        3.2 PERFORMANCE BONUSES. The Executive shall be eligible to participate in an annual bonus plan and receive up to 50% of his annual base salary as a performance bonus during each calendar year of the Employment Period. During each such year, 50% of such bonus shall be contingent upon the successful completion of personal goals as mutually agreed between the Executive and the Chief Executive Officer, and 50% of such bonus shall be contingent upon the successful completion of corporate goals as determined by the Company. For purposes of calculating the performance bonus in this Agreement, base salary shall include the yearly allowances provided under Sections 3.7 and 3.8. Such performance bonus shall be determined and paid within 45 days after the end of each such calendar year during the Employment Period. If the Executive terminates employment with the Company at any time prior to the end of the applicable calendar year, the Executive shall be entitled to receive the performance bonus only in accordance with the provisions of Article 5.

        3.3 RETENTION BONUS. The Executive shall be entitled to receive a retention bonus in the amount of $534,450, which shall be earned on the 60th day following the Closing Date provided that the Executive's employment has not terminated prior to such date (except as otherwise provided in Section 5.3). The retention bonus (to the extent earned) will be paid as soon as practicable following the 60th day following the Closing Date.

        3.4     OPTION GRANT.

                (a) The Company has previously granted the Executive options to purchase 125,000 shares of common stock of the Company as set forth in the attached option Summary, of which options to purchase 125,000 shares of common stock of the Company remain outstanding (the "Outstanding Options"). As of the Closing Date, 50% of each non-vested Outstanding Option at each strike price shall become immediately exerciseable. On the 60th day following the Closing Date, the remaining non-vested Outstanding Options shall become immediately exerciseable, provided that the Executive's employment has not terminated prior to that date (except as otherwise provided in Section 5.3). The exercise period for the Outstanding Options (to the extent otherwise exerciseable) shall be extended to 12 months after the Executive's termination or resignation in accordance with the provisions of Section 4.

                (b) During the Employment Period, the Company will consider in good faith on an annual basis the grant of additional stock options to Executive.

        3.5 FRINGE BENEFITS. The Executive shall be entitled to participate in all fringe benefit programs that the Company establishes and makes available to its Executives from time to time to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Executive's vacation entitlement shall be four weeks per year.

        3.6 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with the performance of his duties hereunder, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; PROVIDED, HOWEVER, that the nature and amount of such expenses shall be subject to the Company's expense policies as in effect from time to time.

        3.7 HOUSING ALLOWANCE. During the Employment Period, the Company shall pay to Executive a housing allowance of $3,500 per month to house the Executive and his immediate family in the greater New York metropolitan area. The housing allowance will be included in the Executive's biweekly paychecks and will be subject to applicable withholding.

        3.8 CAR ALLOWANCE. During the Employment Period, the Company shall provide Executive with a car allowance of $2,166 per month. The car allowance will be included in the Executive's biweekly paychecks and will be subject to applicable withholding.

4.      EMPLOYMENT TERMINATION.

        The employment of the Executive pursuant to this Agreement shall terminate upon the occurrence of any of the following:

        4.1 At the election of the Company, for Cause (as hereinafter defined) immediately upon written notice by the Company to the Executive. For purposes of this Agreement, "Cause" shall mean (a) a good faith finding by the Board, after notice to the Executive and an opportunity to be heard, of the failure of the Executive to perform his reasonably assigned duties, or the Executive's gross dishonesty, gross negligence or gross misconduct, or (b) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any felony;

        4.2 Thirty days after the death or Disability (as hereinafter defined) of the Executive. For purposes of this Agreement, "Disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform, with or without reasonable accommodation, the services contemplated under this Agreement. A determination of Disability shall be made by a physician satisfactory to both the Executive and the Company; PROVIDED THAT if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties;

        4.3 At the election of the Executive, upon not less than four (4) weeks' prior written notice of termination, or at the election of the Company, upon written notice of termination; or

        4.4     Upon the expiration of the Employment Contract.

5.      EFFECT OF TERMINATION.

        5.1 TERMINATION FOR CAUSE OR AT ELECTION OF THE EXECUTIVE. In the event the Executive's employment is terminated for Cause pursuant to
        Section 4.1, or the Executive's employment is terminated at the election of the Executive pursuant to Section 4.3, the Company shall, through the last day of his actual employment by the Company, continue to pay to the Executive his base salary as in effect on the date of notice of termination and continue to provide to the Executive the fringe benefits and allowances available to him under Sections 3.5, 3.7 and 3.8 hereof, as of the last day of actual employment. In addition, in the event the Executive's employment is terminated at the election of the Executive pursuant to Section 4.3, subject to the Executive's compliance with the provisions of Sections 6 and 7 below and execution of a general release of claims against the Company and its affiliates in the form provided by the Company, the Executive shall be entitled to receive a pro rata share of the performance bonus referenced in Section 3.2, covering the period from the beginning of the year up to the date of termination.

        5.2 TERMINATION FOR DEATH OR DISABILITY. If the Executive's employment is terminated due to death or Disability pursuant to Section 4.2, the Company shall continue to pay to the estate of the Executive or to the Executive, as the case may be, for a period of 90 days after termination of employment due to death or Disability, the Executive's base salary as in effect on the date of termination.

        5.3 TERMINATION AT THE ELECTION OF COMPANY (WITHOUT CAUSE). If the Executive's employment is terminated at the election of the Company pursuant to Section 4.3, the Company shall, through the last day of his actual employment by the Company, continue to pay the Executive his base salary as in effect on the date of notice of termination and continue to provide the Executive the fringe benefits and allowances provided by Sections 3.5, 3.7 and 3.8 hereof, as of the last day of actual employment. In addition, subject to the Executive's compliance with the provisions of Sections 6 and 7 below and execution of a general release of claims against the Company and its affiliates in the form provided by the Company, the Executive shall be entitled to: (i) receive a pro rata share of the performance bonus referenced in Section 3.2, covering the period from the beginning of the year up to the date of termination; and
        (ii) receive the unpaid amount of the retention bonus to which he would otherwise be entitled under Section 3.3, which amount shall be payable on the payment date specified in Section 3.3. Additionally, option vesting shall be accelerated so that as of the termination date, all remaining unvested options granted at each strike price shall vest. The Executive shall have one year after the termination date to exercise the vested options. If this paragraph conflicts with any applicable Stock Option Agreement, this paragraph shall control.

        5.4     COBRA COSTS. If the Executive's employment with the Company is
        (i) terminated after the 60th day following the Closing Date for any reason except termination by the Company for Cause pursuant to Section
        4.1 or (ii) terminated by the Company without Cause at any time after the Closing Date pursuant to Section 4.3, the

        Company shall reimburse the Executive for the cost of COBRA insurance premiums to continue the Executive's group health coverage for a period of 12 months following termination of employment.

        5.5 SURVIVAL. The provisions of Sections 3.3, 5.2, 5.3, and 5.4 shall survive the expiration or termination of this Agreement under the circumstances specified in those Sections for the periods specified in such Sections. Sections 6 and 7 shall survive the termination of this Agreement.

6.      NON-COMPETE.


                (a) During the Executive's active employment and for a period of six months following the Executive's termination of employment, the Executive will not:

                        (i) be a partner, stockholder (other than as the holder
                of not more than one percent (1%) of the total outstanding stock
                of), officer, employee, consultant, director, joint venture, investor or lender of or to America Online, Inc., Microsoft Network, AT&T WorldNet, EarthLink Network, Inc., or any corporation or other entity acquiring any of the foregoing or involved in providing Internet Access services that compete directly with Prodigy; or

                        (ii) directly or indirectly recruit, solicit or induce,
                or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with the Company; or

                        (iii) directly or indirectly solicit, divert or take
                away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, including but not limited to those clients, customers or accounts which were contacted, solicited or served by the Executive while employed by the Company.

                (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

                (d) Unless the context otherwise requires, all references in this Section 6 and in Section 7 below to the "Company" shall include all current or future subsidiaries or affiliates of the Company.

7.      PROPRIETARY INFORMATION AND DEVELOPMENTS.

        7.1     PROPRIETARY INFORMATION.

                (a) The Executive agrees that all information and know-how related to the activities of the Company, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. The Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

                (b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

                (c) The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

        7.2     DEVELOPMENTS.

                (a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, related to the activities of the Company, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Development").

                (b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. The Executive also acknowledges that all work fixed in a tangible medium of expression shall be deemed a work made for hire under the U.S. Copyright Act such that the work is owned by the Company at the moment of creation.

                (c) The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interest in any Development.

        7.3 OTHER AGREEMENTS. The Executive hereby represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret, confidential or proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

8.      NOTICES.

        All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon sending, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9.      PRONOUNS.

        Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.     ENTIRE AGREEMENT.

        This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement including, without limitation, the Executive's prior Employment Agreement with the Company dated September 14, 1998, except that the Agreement Regarding Confidential Information and the Prodigy Business Conduct Guidelines shall remain in full force and effect.

11.     AMENDMENT.

        This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

12.     GOVERNING LAW.

        This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York in the United States, without reference to conflict of law principles.

13.     SUCCESSORS AND ASSIGNS.

        This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; PROVIDED, HOWEVER, that the obligations of the Executive are personal and shall not be assigned by him.

14.     MISCELLANEOUS.


        14.1 No delay or omission by either the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

        14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substances of any section of this Agreement.

        14.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

        14.4 Any payments to the Executive pursuant to the terms of this Agreement shall be reduced by such amounts as are required to be withheld with respect thereto under all present and future federal, state and local tax laws and regulations, and other laws and regulations.

        IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                            PRODIGY COMMUNICATIONS CORPORATION


                                            By:      /s/ Illegible
                                               ---------------------------------


                                            Title:
                                                  ------------------------------


                                            EXECUTIVE

                                                   /s/ David Trachtenberg
                                            ------------------------------------


---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Trachtenberg, David 70101         00000895    12/14/1996    1996NQ     93,750    $4.0000    0    31,250    0    62,600     93,750
                                  00000696    12/14/1996    1996NQ     31,250    $6.6000    0    10,416    0    20,834     31,250
Account Trachtenberg. David C.                                        125,000               0    41,666    0    83,334    125,000
---------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
Trachtenberg, David 70101         31,250     62,600    62,500     62,500    31,250
                                  10,417     20,833    20,833     20,833    10,417
Account Trachtenberg. David C.    41,667    124,999    83,333    124,999    41,667
----------------------------------------------------------------------------------
